EXHIBIT 5.01


                                          February 15, 1994



  The Travelers Inc.
  65 East 55th Street
  New York, New York 10022

  Ladies and Gentlemen:

            I am Senior Vice President, General Counsel and
  Secretary of The Travelers Inc., a  Delaware corporation (the "Company").
  I refer to the proposed registration by the Company under the Securities
  Act of 1933, as amended (the "Act") of (i) 2,500,000 shares of the Company's 5.50% Convertible Preferred Stock, Series B, par value $1.00 per share (the "Preferred Stock"), (ii) 3,749,466 Warrants (the
  "Warrants") to purchase shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), and (iii)
  7,150,826 shares of Common Stock underlying the Series B
  Preferred Stock and the Warrants, 3,401,360 shares of which are issuable upon the conversion of the Series B Preferred Stock and 3,749,466 shares of which are issuable upon the exercise of the Warrants, under a registration statement on Form S-3, filed on or about the date hereof (the "Registration Statement"). The
  Preferred Stock, the Warrants and the 7,150,826 shares of Common
  Stock offered pursuant to the Registration Statement are hereinafter collectively referred to as the "Securities."
  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Prospectus that forms a part of the Registration Statement and the supplement or supplements to such Prospectus.

            I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents, including the Registration Statement and the Certificate of Incorporation and By-laws of the Company (as each has been amended to the date hereof) as I have deemed appropriate as a basis for the opinions expressed below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

            For purposes of the opinions set forth in paragraph 2,3 and 4 below, I have assumed the taking of appropriate further corporate action by the Company, the effectiveness of the Registration Statement under the Act and the sale and delivery of







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  The Travelers Inc.
  February 14, 1994

  Page 2

  the Securities in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the Prospectus referred to therein. In addition, for the purposes of the opinion set forth in paragraph 4 below, I have assumed the conversion of the Series B Preferred Stock in accordance with its terms and the exercise of the Warrants in accordance with their terms, including the payment of the Warrant Price.

       Based upon the foregoing, I am of the opinion that:

       1. The Company is a duly organized and existing corporation under the laws of the State of Delaware.

       2. The Preferred Stock will be validly issued, fully paid and nonassessable.

       3.   The Warrants will be validly issued warrants of the Company.

       4. The shares of Common Stock offered by the Registration Statement will be validly issued, fully paid and nonassessable.

       I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters." In giving such consent, I do not thereby admit that I come within the category of persons' whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     /s/ Charles O. Prince, III
                                     Charles O. Prince, III